                                                                    EXHIBIT 12.1


                       FIRST INDUSTRIAL REALTY TRUST, INC.
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                                               Year ended December 31,
                                                                                     ----------------------------------------------
                                                                                        2002              2001             2000
                                                                                     ------------     ------------     ------------

Income from Continuing Operations Before Gain on Sale of Real Estate and
Minority Interest Allocable to Continuing Operations ..........................      $     53,925     $     65,278     $     85,272

Plus:  Interest Expense and Amortization of Deferred Financing Costs ...........           92,312           84,389           85,675
                                                                                     ------------     ------------     ------------

Earnings Before Income Allocated to Minority Interest and Fixed Charges ........     $    146,237     $    149,667     $    170,947
                                                                                     ============     ============     ============

Fixed Charges and Preferred Stock Dividends ....................................     $    123,536     $    124,340     $    123,722
                                                                                     ============     ============     ============

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (a) ...........            1.18x            1.20x            1.38x
                                                                                     ============     ============     ============


(a) For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from continuing operations before gain on sale of real estate and minority interest allocable to continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized and amortization of deferred financing costs.